Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 2000 Stock Incentive Plan and the Employee Stock Purchase Plan (as amended effective February 1, 2005) of Active Power, Inc. of our reports dated March 11, 2005, with respect to the financial statements of Active Power, Inc., Active Power, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Active Power, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, TX

March 24, 2005